FIRST AMENDMENT TO THE PERFORMANCE
AWARD AGREEMENT DATED MARCH 1, 2005

THIS AMENDMENT dated as of the 27th day of December 2006 to the Performance Award Agreement (the “Agreement”) between Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”) and Richard Novak (the “Employee”) effective March 1, 2005.

WHEREAS, Employee is a participant under the Plan;

WHEREAS, pursuant to the terms of the Plan, the Company and Employee entered into the Agreement;

WHEREAS, Employee has requested, and the Compensation Committee of the Board of Directors of the Company has approved, a modification to the terms of the Agreement and in particular a modification to Paragraphs 3 and 5 of the Agreement;

NOW THEREFORE, the Company and Employee agree to amend and revise the Agreement as set forth herein.

1.	Richard Novak requests and agrees to waive his rights under Paragraph 5 of the Agreement to the immediate vesting of the Performance Shares awarded under the Agreement.

2.

For purposes of the Agreement only, Richard Novak shall be treated as if he has continued to be employed by the Company through December 31, 2007 and that his receipt of Performance Shares shall be determined under paragraphs 2 and 3 of the Agreement as if he had remained employed by the Company through December 31, 2007.

3.	Employee acknowledges and agrees to assume all risks of economic loss that may result from his decision to waive his rights to immediate vesting under Paragraph 5 of the Agreement.

4.	All other terms and conditions of the Agreement are unaltered and unaffected by this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set his had, effective as of the day and year first written above.

Laboratory Corporation of America Holdings
By:	/s/Bradford T. Smith
Bradford T. Smith, EVP and Secretary

Employee
By:	/s/Richard Novak
Richard Novak